Exhibit 10.83

AWARD AGREEMENT

FOR RESTRICTED STOCK UNITS

FOR CHIEF EXECUTIVE OFFICER

UNDER THE MSCI INC. 2007 AMENDED AND RESTATED EQUITY INCENTIVE

COMPENSATION PLAN

MSCI Inc. (together with all of its Subsidiaries, the “Company”) hereby grants to you Restricted Stock Units (“RSUs”) as described below. The awards are being granted under the MSCI Inc. 2007 Amended and Restated Equity Incentive Compensation Plan (as may be amended from time to time, the “Plan”).

Participant:	[Name]

Number of RSUs Granted:	[#] RSUs

Grant Date:	[Date] (the “Grant Date”)

Vesting Schedule:

Provided you continue to provide services to the Company through the applicable Vesting Dates, the RSUs will vest and convert as provided above and as further described in Exhibit A attached hereto. Your RSUs may be subject to forfeiture or recoupment if you terminate employment with the Company or do not comply with the notice requirements, as set forth in the Plan and this Restricted Stock Unit Award Agreement (including Exhibit A attached hereto, this “Award Agreement”).

You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A attached hereto. You also agree that RSUs granted to you pursuant to this Award Agreement and any Shares issued in settlement or satisfaction thereof are subject to the MSCI Clawback Policy. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

Attachments:      Exhibit A (Terms and Conditions of the Award)

EXHIBIT A

TERMS AND CONDITIONS

OF THE RESTRICTED STOCK UNIT AWARD AGREEMENT

Section 1. RSUs Generally.

MSCI has awarded you RSUs as an incentive for you to continue to provide services to the Company and to align your interests with those of the Company. As such, you will earn your RSU award only if you remain in continuous employment with the Company through the applicable vesting dates, or as otherwise set forth below.

Each of your RSUs corresponds to one share of MSCI common stock. An RSU constitutes a contingent and unsecured promise by MSCI to deliver one share of MSCI common stock on the conversion date for the RSU. You will not be a stockholder with respect to the Shares underlying your RSUs unless and until your RSUs convert to Shares.

Section 2. Vesting and Conversion.

(a) Vesting. Your RSUs shall vest                     (each, a “Vesting Date”);             provided that you continue to be employed by the Company on each such Vesting Date; provided, further, that you have complied with all applicable provisions of the HSR Act. Vested RSUs shall convert into Shares on the Vesting Date or as soon as reasonably practicable, but in no event later than (30) days thereafter.

(b) HSR Act. If unvested RSUs would have vested pursuant to this Section 2 or Section 4, but did not vest solely because you were not in compliance with all applicable provisions of the HSR Act, subject to Section 409A, the vesting date for such RSUs shall occur on the first date following the date on which you have complied with all applicable provisions of the HSR Act.

(c) Other. Notwithstanding the foregoing, your RSUs will vest and convert as set forth in Section 4 and Section 5 in the event that your employment with the Company terminates under certain circumstances.

Section 3. Dividend Equivalent Payments.

Until your RSUs convert to Shares, if MSCI pays a dividend on Shares, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unvested RSUs immediately prior to the record date. No dividend equivalents will be paid to you with respect to any canceled or forfeited RSUs.

MSCI will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof.

MSCI will pay the dividend equivalent when it pays the corresponding dividend on its common stock. The gross amount of any dividend equivalents paid to you with respect to RSUs that do not vest and convert to Shares shall be subject to potential recoupment or payback (such recoupment or payback of dividend equivalents, the “Clawback”) following the cancellation or forfeiture of the underlying RSUs. You consent to the Company’s implementation and enforcement of the Clawback and expressly agree that MSCI may take such actions as are necessary to effectuate the Clawback consistent with applicable law. If, within a reasonable period, you do not tender repayment of the dividend equivalents in response to demand for repayment, MSCI may seek a court order against you or take any other actions as are necessary to effectuate the Clawback.

Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations.

Section 4. Termination of Employment Prior to Vesting Date.

Upon termination of employment with the Company prior to a Vesting Date pursuant to this Section 4, the following special vesting and payment terms will apply to your unvested RSUs:

(a) Termination of Employment Due to Death. If your employment with the Company terminates due to death, your RSUs will immediately vest and convert into

Shares on the date of death or within thirty (30) days thereafter. Such Shares shall be delivered to the beneficiary(ies) you have designated pursuant to Section 9 or the legal representative of your estate, as applicable.

(b) Disability. If your employment with the Company terminates due to Disability, your RSUs will vest and convert into Shares on the date of such Disability or within thirty (30) days thereafter.

(c) Involuntary Termination of Employment by the Company Prior to Full Career Retirement Eligibility. In the event of an involuntary termination of your employment by the Company without Cause prior to Full Career Retirement eligibility, provided that you execute and do not revoke an agreement and release of claims satisfactory to MSCI within sixty (60) days following termination of your employment, your RSUs will vest and convert into Shares within sixty (60) days following such termination. If such sixty (60)-day period begins in one taxable year and ends in a subsequent taxable year, such vesting and conversion shall occur in the second taxable year.

(d) Involuntary Termination of Employment by the Company Following Full Career Retirement Eligibility. In the event of an involuntary termination of your employment by the Company without Cause following Full Career Retirement eligibility, provided that you execute and do not revoke an agreement and release of claims satisfactory to MSCI within sixty (60) days following termination of your employment, your RSUs will vest and convert into Shares, in the discretion of the Committee, during the period commencing on January 1 of the year following the year of termination and ending on the earlier to occur of (A) the one (1)-year anniversary of your termination of employment and (B) fifteen (15) days following the expiration of the Delay Period, if any (such period, the “Settlement Period”); provided, however, that in no event will your RSUs vest and convert into Shares at any time before January 1 of the year following the year of termination.

(e) Full Career Retirement. If your employment with the Company terminates due to Full Career Retirement, provided you do not engage in Competitive Activity prior to the conversion date set forth in this Section 4(e), your RSUs will vest and convert into Shares, in the discretion of the Committee, at any time during the Settlement Period; provided, however, that in no event will your RSUs vest and convert into Shares at any time before January 1 of the year following the year of termination. In the event you engage in Competitive Activity, you will forfeit any RSUs outstanding as of the date of your Full Career Retirement. You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that you have not engaged in Competitive Activity.

(f) Governmental Service Termination. If your employment with the Company terminates in a Governmental Service Termination, to the extent permitted under Section 409A, your RSUs will vest and convert into Shares on the date of such termination or within sixty (60) days thereafter.

(g) Other Resignations from Employment. All other resignations from employment must comply with the Notice Requirements.

(i) If you resign from your employment with the Company under circumstances which are not in accordance with the provisions above in this Section 4 (and the related defined terms used in such provisions), you will forfeit any RSUs that have not vested as of your last day of employment with the Company; and

(ii) If, prior to a Vesting Date, you give MSCI notice of your intention to resign from your employment with the Company as of a date following such Vesting Date, your RSUs will vest and settle in accordance with Section 2; provided, however, that if you do not subsequently comply with the Notice Requirements, the Committee may, in its discretion, require that the gross cash value of the RSUs delivered to you in accordance with this Section 4(g)(ii) be subject to recoupment or payback.

For the avoidance of doubt, (A) revocation of a notice of intention to resign may, in the Company’s sole discretion or if required to comply with Section 409A, be deemed to be noncompliant with the Notice Requirements and, in connection with such revocation, your RSUs may be forfeited and (B) if, after you have given notice of your intention to resign or retire, as applicable, from your employment with the Company, the Company involuntarily terminates your employment without Cause prior to the expiration of your notice period, your outstanding RSUs will be treated in accordance with Sections 4(c) or (d), as applicable.

Notwithstanding anything to the contrary contained herein, the unvested RSUs shall only vest pursuant to this Section 4 provided that you have complied with all applicable provisions of the HSR Act.

Section 5. Change in Control.

(a) General. In the event of a Change in Control, the Committee may provide for (i) the continuation or assumption of your outstanding RSUs under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent, in which case your RSUs will continue to be subject to the terms of this Award Agreement, or (ii) the lapse of restrictions relating to and the settlement of your outstanding RSUs immediately prior to such Change in Control in the event a buyer will not continue or assume the RSUs. Following a Change in Control in which your outstanding RSUs are continued or assumed pursuant to clause (i) above, such RSUs may be settled in cash, stock or a combination thereof

(b) Qualifying Termination. In the event of a Qualifying Termination (as defined below), your RSUs will vest and convert into Shares as provided in Section 4(c) or Section 4(d), as applicable. “Qualifying Termination” means a termination of employment by the Company without Cause or by you for Good Reason (which shall be deemed an involuntary termination of employment by the Company without Cause), in each case within eighteen (18) months following the effective date of the Change in Control in which the RSUs are continued or assumed.

Section 6. Cancellation of Awards.

(a) Cancellation Events. Notwithstanding any other terms of this Award Agreement, your RSUs will be canceled prior to conversion in the event of any Cancellation Event.

(b) Certificate. You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that no Cancellation Event has occurred. If you fail to submit a timely certification or evidence, MSCI will cancel your award.

(c) Cancellation of Unvested Awards. Except as explicitly provided in Section 4, upon a termination of your employment by you or by the Company for any reason, any of your RSUs that have not vested pursuant to Section 2 as of the date of your termination of employment with the Company will be canceled and forfeited in full as of such date.

Section 7. Tax and Other Withholding Obligations.

Pursuant to rules and procedures that MSCI establishes (including those set forth in Section 16(a) of the Plan), tax or other withholding obligations arising upon vesting and conversion (as applicable) of your RSUs may be satisfied, in MSCI’s sole discretion, by having MSCI withhold Shares, tendering Shares or by having MSCI withhold cash if MSCI provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of the Shares on the date your RSUs convert, using a valuation methodology established by MSCI.

In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, MSCI may limit the amount of Shares that you may have withheld or that you may tender.

Section 8. Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your RSUs, other than as provided in Section 9 or by will or the laws of descent and distribution or otherwise as provided for by the Committee.

Section 9. Designation of a Beneficiary.

You may make a written designation of a beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with MSCI’s Human Resources Department.

Any Shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive Shares under this award, MSCI may determine in its sole discretion to deliver the Shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such Shares.

Section 10. Ownership and Possession.

Except as set forth herein, you will not have any rights as a stockholder in the Shares corresponding to your RSUs prior to conversion of your RSUs.

Section 11. Securities Law Compliance Matters.

MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon conversion of your RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

Section 12. Compliance with Laws and Regulations.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 13. No Entitlements.

(a) No Right to Continued Employment. This RSU award is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company.

(b) No Right to Future Awards. This award, and all other awards of RSUs and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of RSUs or any other equity-based award at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of RSUs hereunder, for which you have no current entitlement.

(c) No Effect on Future Employment Compensation. MSCI has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

Section 14. Consents under Local Law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or to be obtained under, applicable local law.

Section 15. Award Modification and Section 409A.

(a) Modification. MSCI reserves the right to modify or amend unilaterally the terms and conditions of your RSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. MSCI may not modify your RSUs in a manner that would materially impair your rights in your RSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your RSUs in any manner that MSCI considers necessary or advisable to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to ensure that your RSUs are not subject to tax prior to payment. MSCI will notify you of any amendment of your RSUs that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

(b) Section 409A.

(i) You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent. For the avoidance of doubt, the Company makes no representations that the payments provided under this Award Agreement comply with Section 409A and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(ii) Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A, no conversion specified hereunder shall occur unless permissible under Section 409A. In addition, if MSCI considers you to be one of its “specified employees” at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six (6)-month period measured from the date of your separation from service from the Company (such period, the “Specified Employee Period”). Any conversion of RSUs into Shares that would have occurred during the Specified

Employee Period but for the fact that you are deemed to be a specified employee shall be satisfied either by (i) conversion of such RSUs into Shares on the first business day following the Specified Employee Period or (ii) a cash payment on the first business day following the Specified Employee Period equal to the value of such RSUs on the scheduled conversion date (based on the value of the Shares on such date) plus accrued interest as determined by MSCI; provided, that to the extent this Section 15(b)(ii) is applicable, in the event that after the date of your separation from service from the Company you (X) die or (Y) accept employment at a Governmental Employer and provide MSCI with satisfactory evidence demonstrating that as a result of such new employment the divestiture of your continued interest in MSCI equity awards or continued ownership of the Shares is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer, any conversion or payment delayed pursuant to this Section 15(b)(ii) shall occur or be made immediately. For the avoidance of doubt, any determination as to form of payment (as provided in this Section 15(b)(ii)) will be in the sole discretion of MSCI.

(iii) For purposes of any provision of this Award Agreement providing for the payment of any amounts of nonqualified deferred compensation upon or following a termination of employment from the Company, references to your “termination of employment” (and corollary terms) shall be construed to refer to your “separation from service” from the Company.

(iv) MSCI reserves the right to modify the terms of this Award Agreement, including, without limitation, the payment provisions applicable to your RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to your RSU award so that it does not become subject to Section 409A or become subject to a Specified Employee Period.

Section 16. Severability.

In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 17. Successors.

This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Section 18. Governing Law.

This Award Agreement and the related legal relations between you and the Company will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

Section 19. Rule of Construction for Timing of Conversion.

With respect to each provision of this Award Agreement that provides for your RSUs to convert to Shares on a specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the applicable vesting date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.

Section 20. Defined Terms.

For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

“Board” means the Board of Directors of MSCI.

A “Cancellation Event” will be deemed to have occurred under any one of the following circumstances:

(a) misuse of Proprietary Information or failure to comply with your obligations under MSCI’s Code of Conduct or otherwise with respect to Proprietary Information;

(b) termination from the Company for Cause (or a later determination that you could have been terminated for Cause; provided that such determination is made within six (6) months of termination);

(c) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements;

or if, without the consent of MSCI:

(d) while employed by the Company, including during any notice period applicable to you in connection with your termination of employment with the Company, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another company; or

(e) while employed by the Company, including during any notice period applicable to you in connection with your termination of employment with the Company, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

“Cause” means:

(a) any act or omission which constitutes a material willful breach of your obligations to the Company or your continued and willful refusal to substantially perform satisfactorily any duties reasonably required of you, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within thirty (30) business days after written notification thereof to you by the Company; provided that no act or failure to act on your part shall be deemed willful unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company;

(b) your commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not refuted by you within thirty (30) business days after written notification thereof to you by the Company;

(c) your plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

(d) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(a) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by MSCI or any of its Subsidiaries, (B) MSCI or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of MSCI in substantially the same proportions as their ownership of MSCI, is or becomes, during any twelve (12)-month period, the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person(s) any securities acquired directly from MSCI or its affiliates other than in connection with the acquisition by MSCI or its affiliates of a business) representing 30% or more of the total voting power of the stock of MSCI; provided that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (c) below;

(b) a change in the composition of the Board such that, during any twelve (12)-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by MSCI’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of MSCI) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of MSCI outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of MSCI’s stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of MSCI (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person any securities acquired directly from MSCI or its affiliates other than in connection with the acquisition by MSCI or its affiliates of a business) representing 50% or more of either the then outstanding shares of MSCI common stock or the combined voting power of MSCI’s then-outstanding voting securities shall not be considered a Change in Control; or

(d) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of MSCI common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (a) through (d) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if you are part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee; provided, however, that, for purposes of administering Section 4 with respect to awards granted to participants who are not officers or directors of the Company subject to Section 16(b) of the Exchange Act, the Committee may delegate its authority to the Company’s Chief Executive Officer, Head of Human Resources or Head of Compensation and Benefits.

“Competitive Activity” includes entering into any arrangement with a Competitor whereby you would be responsible for providing or managing others who are providing services:

(a) that are similar or substantially related to the services that you provided to the Company at any time during the one (1)-year period preceding the date of your termination of employment with the Company;

(b) that you had direct or indirect managerial or supervisory responsibility for at the Company at any time during the one (1)-year period preceding the date of your termination of employment with the Company; or

(c) that involve the application of the same or similar specialized knowledge or skills as those utilized by you in your services at the Company at any time during the one (1)-year period preceding the date of your termination;

provided that acquisition solely by you or in concert with others of 5% or greater equity, voting or other financial interest in a publicly traded company that could be deemed a Competitor shall be deemed Competitive Activity.

“Competitor” means any entity that is engaged in any activity, or that owns a significant interest (equity, voting, financial or otherwise) in an entity, that competes with any business activity the Company engages in, or that you reasonably had knowledge of or should have had knowledge of that the Company was planning to engage in on the date of your termination of employment with the Company.

“Delay Period” means the period beginning on the date of any non-compete restriction to which you are subject (including any such restriction under this Award Agreement) and ending on the expiration date of such non-compete restriction, as reduced by the length of any voluntary notice period that you give to the Company and serve. For the avoidance of doubt, nothing contained in this Award Agreement reduces, or intends to reduce, the length of any non-compete restriction to which you are subject following termination of your employment.

“Disability” means (a) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (b) you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Full Career Retirement” means a termination of employment with the Company other than under circumstances involving any Cancellation Event (other than the required notice periods) and other than due to your death or Disability on or after the date that you meet any of the following criteria:

(a) age fifty (55) and twelve (12) years of service with the Company as a Managing Director or comparable officer; or

(b) age fifty (50) and fifteen (15) years as an officer of the Company; or

(c) age fifty-five (55) with five (5) years of service with the Company and age plus years of service equals or exceeds sixty-five (65); or

(d) twenty (20) years of service with the Company;

provided that, for purposes of this definition, service with the Company will include any period of service with the following entities and any of their predecessors:

(i) Barra Inc. and its subsidiaries prior to the acquisition by the Company;

(ii) Capital International Perspectives S.A.;

(iii) Morgan Stanley;

(iv) Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.; and

(v) Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.; provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

“Good Reason” means:

(a) any material diminution in your title, status, position, the scope of your assigned duties, responsibilities or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);

(b) any reduction in your Total Reward that was in existence prior to a Change in Control (for purposes of this clause (b), Total Reward is comprised of your annual base salary, your annual bonus and the grant date fair value of your equity-based incentive compensation awards for the prior year);

(c) a relocation of more than twenty-five (25) miles from the location of your principal job location or office prior to a Change in Control; or

(d) any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company;

provided, that you provide the Company with written notice of your intent to terminate your employment for Good Reason within ninety (90) days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide the Company with at least thirty (30) days following receipt of such notice to remedy such circumstances.

“Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

“Governmental Service Termination” means the termination of your employment with the Company as a result of your accepting employment at a Governmental Employer and you provide MSCI with satisfactory evidence demonstrating that, as a result of such new employment, the divestiture of your continued interest in MSCI equity awards or continued ownership in MSCI common stock is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

“MSCI” means MSCI Inc., a Delaware corporation.

“Notice Requirements” means prior written notice to MSCI of at least:

(a) one hundred and eighty (180) days if you are a member of the MSCI Executive Committee (or a successor or equivalent committee) at the time of notice of resignation;

(b) ninety (90) days if you are a Managing Director of the Company (or equivalent title) at the time of notice of resignation;

(c) sixty (60) days if you are an Executive Director of the Company (or equivalent title) at the time of notice of resignation;

(d) thirty (30) days if you are a Vice President of the Company (or equivalent title) at the time of notice of resignation; or

(e) fourteen (14) days for all other employees of the Company.

“Proprietary Information” means any information that may have intrinsic value to the Company, the Company’s clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage, including, without limitation, any trade secrets or inventions (whether or not patentable); formulas; flow charts; computer programs, access codes or other systems of information; algorithms, technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form including, without limitation, physical documents, computer files or discs, videotapes, audiotapes and oral communications.

“Section 409A” means Section 409A of the Code, and the rules, regulations and guidance thereunder.

APPENDIX A

Designation of Beneficiary(ies) Under

MSCI Inc. 2007 Amended and Restated

Equity Incentive Compensation Plan

This Designation of Beneficiary (ies) shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary(ies) supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage
(1)
(2)

Address(es) of Beneficiary(ies):

(1)
(2)

Contingent Beneficiary(ies)

Please also indicate any contingent beneficiary(ies) and to which beneficiary(ies) above such interest relates.

	Beneficiary(ies) Name(s)	Relationship	Nature of Contingency
(1)
(2)

Address(es) of Contingent Beneficiary(ies):

(1)
(2)

Name: (please print)	Date:

Signature

Please sign and return this form to MSCI’s Human Resources Department.

A-A-1